Exhibit 99.1

YOUR VOTE IS IMPORTANT

VOTE “FOR” THE AMENDED NEW MOUNTAIN MERGER AGREEMENT

Dear Fellow Aegion Stockholder,

The Aegion Board of Directors is focused on maximizing value for all Aegion stockholders. Accordingly, the Board is confident the amended merger agreement with certain affiliates of New Mountain Capital L.L.C. (collectively, “New Mountain”), under which New Mountain will, subject to the satisfaction or waiver of each of the closing conditions in the merger agreement, acquire all outstanding shares of Aegion common stock for $30 per share in cash, is in the best interests of stockholders based on its significant cash premium, superior certainty and clear path to close.

The Board firmly reiterates its unanimous recommendation that stockholders vote “FOR” the proposal to adopt the merger agreement at the upcoming Special Meeting of Stockholders (the “Special Meeting”) on May 14, 2021. Your vote is very important, regardless of the number of shares of Aegion common stock that you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.

Below, we have provided a brief FAQ regarding the Special Meeting, the merger agreement and the transactions contemplated.

1.	Does the Aegion Board support the merger with New Mountain?
•	Yes. After careful consideration, the Board has unanimously determined that, based on the consideration payable to stockholders, the superior certainty of a path to close and anticipated timing to close (currently less than three weeks), the amended merger agreement with New Mountain is in the best interests of Aegion and its stockholders, and unanimously recommends that you vote “FOR” all of the proposals as follows:
o	“FOR” the proposal to adopt the merger agreement;
o	“FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to Aegion’s named executive officers in connection with the merger and contemplated by the merger agreement; and
o	“FOR” the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the merger agreement.

2.	What process did the Board undertake in coming to its current recommendation to vote “FOR” the merger agreement with New Mountain?
•	The Board determined that, based on the consideration payable to stockholders, the superior certainty of a path to close and anticipated timing to close (currently less than three weeks), Aegion’s entry into the second amendment with New Mountain is in the best interests of Aegion and its stockholders.
•	In evaluating New Mountain’s second amendment to the definitive merger agreement, the Board, in consultation with its outside legal and financial advisors, gave due consideration to a final, binding proposal from a potentially interested financial party (which we refer to as “Party D”) (the “Revised Party D Proposal”) to acquire 100% of the shares of Aegion for $30.00 per share in cash.

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Exhibit 99.1

•	The Revised Party D Proposal followed discussions and negotiations in the weeks following the disclosure on March 22, 2021 of the Board’s determination that an unsolicited proposal from Party D to acquire 100% of the shares of Aegion for $28.50 per share in cash could reasonably be expected to result in a “Superior Proposal.”
•	In making its decision, the Board carefully assessed the relative benefits and risks of the proposals from both New Mountain and Party D.

3.	When is the merger expected to be completed?
•	We are working toward completing the merger as quickly as possible following the pending approval by stockholders at the Special Meeting and the completion, satisfaction or waiver of all other closing conditions, and are targeting closing on May 17.

4.	Has the Board received any additional proposals or communications from Party D or other third parties since the second amendment with New Mountain?
•	No. Aegion has disclosed all proposals received to date.
•	The Board is confident the amended merger agreement, under which New Mountain has agreed to acquire all outstanding shares of Aegion common stock for $30.00 per share in cash maximizes value for and is in the best interests of Aegion stockholders based on its significant cash premium, superior certainty, clear path to close and anticipated timing to close (currently less than three weeks).

5.	If I have questions about voting, whom should I contact?
•	Aegion stockholders who have questions about the merger or the Special Meeting, or who wish to obtain copies of the proxy statement, proxy cards or other documents relating to the Special Meeting, may contact Innisfree M&A Incorporated, Aegion’s proxy solicitor, by calling (877) 687-1874 toll-free if located in the U.S. or Canada, or +1 (412) 232-3651 if located elsewhere.

Thank you for your support of Aegion.

Sincerely,

The Aegion Board of Directors

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